Exhibit 5

Avant Building  |  Suite 900  |  200 Delaware Avenue  |  Buffalo, NY  14202-2107

Tel:  716.856.0600  |  Fax:  716.856.0432

March 19, 2013

Allied Motion Technologies Inc.

23 Inverness Way East, Suite 150

Englewood, Colorado 80112

Attn: Board of Directors

Re:          Registration Statement on Form S-8

Allied Motion Technologies Inc.

2007 Stock Incentive Plan, as amended

Gentlemen:

We serve as counsel to Allied Motion Technologies Inc. (the “Company”) and have been requested by the Company to render this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for registration of an additional 900,000 shares (the “Shares”) of the common stock, no par value per share (the “Common Stock”), of the Company that may be issued pursuant to the Allied Motion Technologies Inc. 2007 Stock Incentive Plan, as amended (the “Plan”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.               The Registration Statement;

2.               The Amended and Restated Articles of Incorporation of the Company;

3.               The Bylaws of the Company, as amended;

4.               The resolutions adopted by the Board of Directors of the Company relating to the authorization of the preparation and filing of the Registration Statement, the adoption of the Plan and the reservation of Shares for issuance thereunder, and the authorization of the issuance of the Shares pursuant to the Plan.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that, subject to the approval of the Plan by the shareholders of the Company at the Company’s 2013 Annual Meeting of Shareholders, the Shares to be issued under the Plan have been duly authorized and the Board of Directors has duly adopted a resolution reserving the Shares for issuance and, upon the issuance and delivery of the Shares in the manner contemplated by the Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan and the authorizing resolutions, including, without limitation, any required further action by the Board of Directors or a duly authorized committee of the

Board of Directors and collection of any required payment for the Shares, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is solely for your use in connection with the issuance of Shares in accordance with the Registration Statement and may not be delivered to, quoted to or relied on in any manner by any other person or in any other connection without, in each instance, our prior written approval.

Very truly yours,

/s/ JAECKLE FLEISCHMANN & MUGEL, LLP